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                                                                    Exhibit 12.1

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

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
Time Warner Entertainment Company, L.P.                                                   Years Ended December 31,
                                                                     --------------------------------------------------------------
                                                                         2001         2000        1999        1998        1997
                                                                      Historical   Historical  Historical  Historical  Historical
                                                                     --------------------------------------------------------------
Earnings:
     Income (loss) before income taxes and
        cumulative effect of accounting change                          $ (905)    $   910     $ 2,909     $   418     $   722
     Interest expense                                                      575         656         561         566         490
     Amortization of capitalized interest                                    4           4           5          14          48
     Portion of rents representative of an interest factor                  78          79          77          72          72
     Preferred stock dividend requirements of majority-owned
        subsidiaries                                                         -           -           5          20          19
     Adjustment for partially owned subsidiaries and 50%
        owned companies                                                    290         188         420         300         323
     Undistributed (earnings) losses of less than 50% owned
        companies                                                           22           3          10          34         (13)
                                                                        ------     -------     -------     -------     -------

              Total earnings                                            $   64     $ 1,840     $ 3,987     $ 1,424     $ 1,661
                                                                        ======     =======     =======     =======     =======

Fixed charges:
     Interest expense                                                   $  575       $ 656     $   561     $   566     $   490
     Capitalized interest                                                    4           5           5           4          33
     Portion of rents representative of an interest factor                  78          79          77          72          72
     Preferred stock dividend requirements of majority-owned
        subsidiaries                                                         -           -           5          20          19
     Adjustment for partially owned subsidiaries and 50% owned
        companies                                                          100         112          85          60          22
                                                                        ------     -------     -------     -------     -------

              Total fixed charges                                       $  757     $   852     $   733     $   722     $   636
                                                                        ======     =======     =======     =======     =======

Ratio of earnings to fixed charges (deficiency in the coverage
     of fixed charges by earnings before fixed charges)                 $ (693)        2.2x        5.4x        2.0x        2.6x
                                                                        ======     =======     =======     =======     =======
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